Exhibit 10.12

Agreement by and between Martin Cohen and Cohen & Steers Capital Management, Inc.
WHEREAS, Martin Cohen (“Director”) is co-founder of Cohen & Steers Capital Management, Inc. (the “Company”) and Chairman of the board of directors of Cohen & Steers, Inc., the parent corporation and sole stockholder of the Company, and
WHEREAS, pursuant to and as further described in an employment agreement previously entered into by and between Director and the Company, Director and Director’s spouse (“Spouse”) remain entitled to certain medical benefits for the remainder of Director’s lifetime, and
WHEREAS, the parties hereto mutually desire to provide for an additional medical benefit inuring to the benefit of Director, commonly referred to as “surviving spouse” medical insurance coverage,
NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree that in the event Director predeceases his Spouse and both Director and Spouse were participating in the Company’s medical plans at the time of his death, then Spouse will be entitled for the remainder of her life to receive continued coverage under the Company’s medical plans as may be in effect from time to time or, if such coverage becomes unavailable to Spouse upon Director’s death or at any time thereafter, substantially similar coverage under an alternate medical plan, in each case subject to continued payment by Spouse of the premium amounts Director would have paid during such period of coverage if he were an insured under the Company’s medical plans.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 20, 2025.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Francis C. Poli
Name: Francis C. Poli
Title: EVP, General Counsel and Secretary

/s/ Martin Cohen
Martin Cohen